Exhibit 5.1
Execution Version
ARCHERS

Archers A.A.R.P.I.
28 rue Dumont d’Urville
75116 Paris
France
Siren: 509 676 316

T: +33 (0)1 45 02 07 07
F: +33 (0)1 45 02 07 08

archers.fr
July 16th, 2025
Sequans Communications S.A.
Forest, 15-55 boulevard Charles de Gaulle,
92700 Colombes, France
Re:    Registration Statement on Form F-3 of Sequans Communications S.A.
Ladies and Gentlemen,
We have acted as special French counsel to Sequans Communications S.A., a société anonyme incorporated in the French Republic, registered with the Nanterre Registry of Commerce and Companies under number 450 249 677 R.C.S. Nanterre (the “Company”) and have examined the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in relation to the proposed resale or other disposition by the Selling Securityholders identified in the “Selling Securityholders” section of this prospectus, or any of their transferees or other successors-in-interest, of 1,603,612,940 of our ordinary shares represented by 160,361,294 American Depositary Shares, or ADSs, consisting of: (i) 1,171,987,620 ordinary shares represented by 117,198,762 ADSs (the “Shares”), (ii) 222,458,520 ordinary shares represented by 22,245,852 ADSs (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), and (iii) 209,166,800 ordinary shares represented by 20,916,680 ADSs (the “Warrant Shares”), or Pre-Funded Warrants in lieu thereof, issuable upon the exercise of common warrants (the “Warrants”).

ARCHERS
The offering of Shares, Pre-Funded Warrant Shares and Warrant Shares (collectively, the “Securities”) is set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

In connection with the preparation and filing of the Registration Statement, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

Based on the foregoing and subject to further limitations, qualifications and assumptions and to any matters not disclosed to us, we are of the opinion that the Securities have been or will be validly issued and are or will be fully paid up, non-assessable and may be freely traded (librement négociable), (for the purposes of this opinion, the term “non-assessable”, which has no recognized meaning under French law, shall mean that no present or future holder of the Securities will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Securities).

For the purpose of this opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) any prospectus supplement, to the extent required by applicable law and the relevant rules and regulations of the Commission will be timely filed with the Commission; (iii) the resolutions authorizing the Company to issue and offer the Securities as adopted by the extraordinary shareholders’ meeting and/or, the Board of Directors, as applicable, will be in full force and effect at all times at which the Securities are issued and offered by the Company; (iv) the definitive terms of the Securities have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and/or the Board of Directors, as applicable, the Company’s by-laws and applicable law; (v) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (vi) all Securities will be issued in compliance with applicable securities and corporate law; (vii) any deposit agreement, warrant agreement, subscription contract agreement will constitute a valid and binding obligation of each party thereto; (viii) we do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement; (ix) this opinion is subject to any limitationarising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation

ARCHERS
judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and (x) notice of any change affecting the status of the Company may not be filedimmediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on an extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We have examined the instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinbefore expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

We are members of the Paris Bar and this opinion is limited to the laws of the French Republic and we do not express any opinion as to the effect of any other laws. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the French Republic.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

ARCHERS
We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to Archers A.A.R.P.I. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully,
/s/ ARCHERS A.A.R.P.I.
ARCHERS A.A.R.P.I.
Mark Richardson
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